Clarivate Reports Fourth Quarter and Full Year 2022 Results
— Provides 2023 Outlook —

London, UK -- March 1, 2023 Clarivate Plc - (NYSE: CLVT) (the “Company” or “Clarivate”), a global leader in connecting people and organizations to intelligence they can trust, today reported results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter 2022 Financial Highlights
•Revenues of $675.3 million increased 20.4%, and 25.2% at constant currency(1), driven primarily by the acquisition of ProQuest
•Organic revenues(1) increased 0.5% as increases in subscription revenues of 2.5% and re-occurring revenues of 2.5% were partially offset by a decline in transactional and other revenues of 5.9%
•Net income attributable to ordinary shares was $304.3 million compared to Net loss attributable to ordinary shares of $130.4 million in the prior year quarter driven by the gain from the MarkMonitor divestiture; Net income per diluted share of $0.44 increased by $0.64
•Adjusted Net Income(1) of $164.0 million increased 0.5%; Adjusted Income per diluted share(1) of $0.22 decreased 4.3% or $0.01
•Adjusted EBITDA(1) of $304.4 million increased 18.6% driven by earnings contributions from acquisitions, organic growth and cost savings from integration programs; Adjusted EBITDA Margin(1) of 45.1% decreased 70 basis points

Full Year 2022 Financial Highlights
•Revenues of $2,659.8 million increased 41.7%, and 46.9% at constant currency(1), driven primarily by the acquisition of ProQuest
•Organic revenues(1) increased 2.6% as increases in subscription revenues of 3.4% and re-occurring revenues of 5.2% were partially offset by a decline in transactional and other revenues of 2.7%
•Net loss attributable to ordinary shares of $4,035.6 million increased $3,723.6 million due to the $4,449.1 million non-cash impairment of goodwill; Net loss per diluted share of $6.24 increased by $5.63
•Adjusted Net Income(1) of $628.0 million increased 30.4%; Adjusted Income per diluted share(1) of $0.85 increased 18.1% or $0.13
•Adjusted EBITDA(1) of $1,112.7 million increased 39.0% and Adjusted EBITDA Margin(1) of 41.8% decreased 80 basis points
•Cash Flows from Operations increased $185.5 million to $509.3 million; Adjusted Free Cash Flow(1) increased $62.4 million to $521.8 million

“2022 was a pivotal year for Clarivate as we made progress on many fronts and transitioned the company for future achievements,” said Jonathan Gear, Chief Executive Officer. “We aligned our three operating segments to drive stronger performance and unlock value, and we refined our growth acceleration framework in order to capitalize on product and service innovation. Our organic growth plan is now better positioned to capture a larger piece of the $25 billion global market that we service. We look forward to updating you on our progress and long-range plan for growth at our upcoming Investor Day in New York on March 9.”

Selected Financial Information
The results for the fourth quarter and full year 2022 include contributions from our 2021 acquisitions of ProQuest, Patient Connect, and Bioinfogate, compared to one month from ProQuest and Patient Connect (December 2021) and four months from Bioinfogate (August 2021) in the respective prior year periods.

	Three Months Ended December 31,		Change		Year Ended December 31,		Change
(in millions, except percentages and per share data), (unaudited)	2022	2021	$	%	2022	2021	$	%
Revenues, net	$675.3	$560.7	$114.6	20.4%	$2,659.8	$1,876.9	$782.9	41.7%

Net income (loss) attributable to ordinary shares	$304.3	$(130.4)	$434.7	333.4%	$(4,035.6)	$(312.0)	$(3,723.6)	N/M
Net income (loss) per share, diluted	$0.44	$(0.20)	$0.64	320.0%	$(6.24)	$(0.61)	$(5.63)	N/M
Weighted-average ordinary shares (diluted)	731.0	654.9	—	11.6%	678.6	640.8	—	5.9%
Adjusted EBITDA(1)	$304.4	$256.6	$47.8	18.6%	$1,112.7	$800.4	$312.3	39.0%

Adjusted net income(1)	$164.0	$163.2	$0.8	0.5%	$628.0	$481.7	$146.3	30.4%
Adjusted diluted EPS(1)	$0.22	$0.23	$(0.01)	(4.3)%	$0.85	$0.72	$0.13	18.1%
Adjusted weighted-average ordinary shares (diluted)(2)	731.2	714.0	—	2.4%	737.1	670.4	—	10.0%
Net cash provided by operating activities	$136.9	$18.3	$118.6	648.1%	$509.3	$323.8	$185.5	57.3%
Free cash flow(1)	$90.5	$(14.1)	$104.6	741.8%	$306.4	$205.2	$101.2	49.3%
Adjusted free cash flow(1)	$107.1	$143.8	$(36.7)	(25.5)%	$521.8	$459.4	$62.4	13.6%
(Amounts in tables may not sum due to rounding)
(1) Non-GAAP measure. Please see “Reconciliation to Certain Non-GAAP measures” in this earnings release for important disclosures and reconciliations of these financial measures to the most directly comparable GAAP measure. These terms are defined elsewhere in this earnings release.

(2) Calculated assuming a net income position compared to a net loss position on the statement of operations for calculating Adjusted diluted EPS.

Fourth Quarter 2022 Operating Results
Revenues, net for the fourth quarter increased $114.6 million, or 20.4%, to $675.3 million, and increased 25.2% on a constant currency basis(1). The significant strengthening of the U.S. dollar had a negative foreign exchange impact on revenue of 4.7% for the fourth quarter of 2022. Organic revenues(1) increased $2.5 million or 0.5%, which was partially offset by our decision to cease commercial operations in Russia in March.
Subscription revenues for the fourth quarter increased $93.6 million, or 30.6%, to $399.1 million, and increased 35.2% on a constant currency basis(1), primarily driven by the acquisition of ProQuest. Organic subscription revenues(1) increased 2.5%, primarily due to price increases and the benefit of net installations.
Re-occurring revenues for the fourth quarter decreased $6.9 million, or 5.8% to $112.7 million, and increased 2.5% on a constant currency basis(1). Organic re-occurring revenues(1) increased 2.5%, primarily due to increases in patent renewal volumes and improvements in yield per case.
Transactional and other revenues for the fourth quarter increased $28.5 million, or 21.1%, to $163.6 million, and increased 23.1% on a constant currency basis(1), primarily due to the acquisition of ProQuest. Organic transactional and other revenues(1) decreased 5.9%, due to lower transactional sales and consulting services revenue.

Full Year 2022 Operating Results
Revenues, net for the full year 2022 increased $782.9 million, or 41.7%, to $2,659.8 million, and increased 46.9% on a constant currency basis(1). The significant strengthening of the U.S. dollar had a negative foreign exchange impact on revenue of 5.2% for the full year 2022. Organic revenues(1) increased $47.8 million or 2.6%. Organic revenue was slightly impacted by our decision to cease commercial operations in Russia in March 2022.
Subscription revenues for the full year 2022 increased $585.4 million, or 56.6%, to $1,619.8 million, and increased 61.4% on a constant currency basis(1), primarily driven by the acquisition of ProQuest. Organic subscription revenues(1) increased 3.4%, primarily due to price increases and the benefit of net installations.
Re-occurring revenues for the full year 2022 decreased $11.3 million, or 2.5% to $441.9 million, and increased 5.2% on a constant currency basis(1). Organic re-occurring revenues(1) increased 5.2%, primarily due to increases in patent renewal volumes and improvements in yield per case.
Transactional and other revenues for the full year 2022 increased $205.8 million, or 52.3%, to $599.1 million, and increased 55.4% on a constant currency basis(1), primarily due to the acquisition of ProQuest. Organic transactional and other revenues(1) decreased 2.7%, due to lower trademarks transactional volumes and patent filing revenue.

Balance Sheet and Cash Flow
As of December 31, 2022, cash and cash equivalents of $348.8 million decreased $82.1 million compared to December 31, 2021, driven by principal payments on the Term Loan Facility, repurchases of ordinary shares, and higher capital expenditures, partially offset by the proceeds from the MarkMonitor divestiture. Restricted cash decreased $148.7 million to $8.0 million, compared to December 31, 2021 primarily due to 2022 first quarter employee payroll payments related to the CPA Global Equity Plan. The payments were funded by the December 2021 sale of shares held in the Employee Benefit Trust established for the CPA Global Equity Plan.
The Company's total debt outstanding as of December 31, 2022 was $5,071.3 million, a decrease of $495.9 million compared to December 31, 2021.
Net cash provided by operating activities of $509.3 million for the year ended December 31, 2022 increased $185.5 million compared to $323.8 million for the prior year, primarily due to higher earnings excluding the non-cash goodwill impairment charge, as well as working capital timing. Adjusted free cash flow(1) for the year ended December 31, 2022, was $521.8 million, an increase of $62.4 million compared to the prior year period.

Outlook for 2023 (forward-looking statement)
“Our 2023 outlook reflects improved organic growth as we begin to benefit from operational initiatives across the segments, which will be partially offset by the divestiture of MarkMonitor in November 2022,” said Jonathan Collins, Executive Vice President and Chief Financial Officer. “We currently expect to generate significantly higher free cash flow as a result of lower one-time costs even with increased capital investments to fuel product innovation.”
The full year outlook presented below assumes no further acquisitions, divestitures, or unanticipated events.

2023 Outlook
Revenues	$2.63B to $2.73B
Organic Revenue Growth	2.75% to 3.75%
Adjusted EBITDA	$1.10B to $1.16B
Adjusted EBITDA Margin	42.0% to 42.5%
Adjusted Diluted EPS(3)	$0.75 to $0.85
Free Cash Flow	$450M to $550M

(3) Adjusted Diluted EPS for 2023 is calculated based on approximately 740 million fully diluted weighted average shares outstanding.

The outlook includes Non-GAAP measures. Please see "Reconciliation to Certain Non-GAAP measures" presented below for important disclosure and reconciliations of these financial measures to the most directly comparable GAAP measures. These terms are defined elsewhere in this earnings press release.

Conference Call and Webcast
Clarivate will host a conference call and webcast today to review the results for the fourth quarter at 9:00 a.m. Eastern Time. The conference call will be simultaneously webcast on the Investor Relations section of the company’s website.
Interested parties may access the live audio broadcast by dialing +1 (844) 200-6205 in the United States, +1 (929) 526-1599 for international, and +1 (833) 950-0062 in Canada. The conference ID number is 217723. The webcast can be accessed at https://events.q4inc.com/attendee/352264749 and will be available for replay.

Use of Non-GAAP Financial Measures
Non-GAAP results are not presentations made in accordance with U.S. generally accepted accounting principles ("GAAP") and are presented only as a supplement to our financial statements based on GAAP. Non-GAAP financial information is provided to enhance the reader’s understanding of our financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP. They are not measures of financial condition or liquidity, and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. As a result, you should not consider such measures in isolation from, or as a substitute for, financial measures or results of operations calculated or determined in accordance with GAAP.
We use non-GAAP measures in our operational and financial decision-making. We believe that such measures allow us to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations, and we also believe that investors may find these non-GAAP financial measures useful for the same reasons. Non-GAAP measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies comparable to us, many of which present non-GAAP measures when reporting their results. These measures can be useful in evaluating our performance against our peer companies because we believe the measures provide users with valuable insight into key components of GAAP financial disclosures. However, non-GAAP measures have limitations as analytical tools and because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
Definitions and reconciliations of non-GAAP measures, such as Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow, Adjusted Free Cash Flow, Standalone Adjusted EBITDA, organic revenue, organic subscription revenue, organic re-occurring revenue and organic transactional and other revenue to the most directly comparable GAAP measures are provided within the schedules attached to this release. Our presentation of non-GAAP measures should not be construed as an inference that our future results will be unaffected by any of the adjusted items, or that any projections and estimates will be realized in their entirety or at all.

We calculate constant currency by converting the non-U.S. dollar income statement balances for the most current year to U.S. dollars by applying the average exchange rates of the preceding year.

Forward-Looking Statements
This communication contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future business, events, trends, contingencies, financial performance, or financial condition, appear at various places in this communication and may use words like “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “see,” “seek,” “should,” “strategy,” “strive,” “target,” “will,” and “would” and similar expressions, and variations or negatives of these words. Examples of forward-looking statements include, among others, statements we make regarding: guidance outlook and predictions relating to expected operating results, such as revenue growth and earnings; strategic actions such as acquisitions, joint ventures, and dispositions, including the anticipated benefits therefrom, and our success in integrating acquired businesses; anticipated levels of capital expenditures in future periods; our ability to successfully realize cost savings initiatives and transition services expenses; our belief that we have sufficient liquidity to fund our ongoing business operations; expectations of the effect on our financial condition of claims, litigation, environmental costs, the impact of inflation, the impact of foreign currency fluctuations, the COVID-19 pandemic and governmental responses thereto, international hostilities, contingent liabilities, and governmental and regulatory investigations and proceedings; and our strategy for customer retention, growth, product development, market position, financial results, and reserves. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on management’s current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are difficult to predict and many of which are outside of our control. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include those factors discussed under the caption “Risk Factors” in our annual report on Form 10-K, along with our other filings with the U.S. Securities and Exchange Commission (“SEC”). However, those factors should not be considered to be a complete statement of all potential risks and uncertainties. Additional risks and uncertainties not known to us or that we currently deem immaterial may also impair our business operations. Forward-looking statements are based only on information currently available to our management and speak only as of the date of this communication. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. Please consult our public filings with the SEC or on our website at www.clarivate.com.

About Clarivate
Clarivate™ is a leading global information services provider. We connect people and organizations to intelligence they can trust to transform their perspective, their work and our world. Our subscription and technology-based solutions are coupled with deep domain expertise and cover the areas of Academia & Government, Life Sciences & Healthcare and Intellectual Property. For more information, please visit clarivate.com.

Consolidated Balance Sheets
(In millions, except share and per share data)
(unaudited)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$348.8	$430.9
Restricted cash	8.0	156.7
Accounts receivable, net	872.1	906.4
Prepaid expenses	89.4	76.6
Other current assets	76.9	66.6
Total current assets	1,395.2	1,637.2
Property and equipment, net	54.5	83.8
Other intangible assets, net	9,437.7	10,392.4
Goodwill	2,876.5	7,904.9
Other non-current assets	97.9	50.8
Deferred income taxes	24.2	27.9
Operating lease right-of-use assets	58.9	86.0
Total Assets	$13,944.9	$20,183.0

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$101.4	$129.2
Accrued compensation	132.1	150.6
Accrued expenses and other current liabilities	352.1	529.0
Current portion of deferred revenues	947.5	1,030.4
Current portion of operating lease liability	25.7	32.2
Current portion of long-term debt	1.0	30.6
Total current liabilities	1,559.8	1,902.0
Long-term debt	5,005.0	5,456.3
Warrant liabilities	21.0	227.8
Non-current portion of deferred revenues	38.5	54.2
Other non-current liabilities	119.1	142.7
Deferred income taxes	316.1	380.1
Operating lease liabilities	72.9	94.0
Total liabilities	7,132.4	8,257.1
Commitments and contingencies

Shareholders’ equity:
Preferred Shares, no par value; 14,375,000 shares authorized; 5.25% Mandatory Convertible Preferred Shares, Series A, 14,375,000 shares issued and outstanding as of both December 31, 2022 and December 31, 2021	1,392.6	1,392.6
Ordinary Shares, no par value; unlimited shares authorized at December 31, 2022 and December 31, 2021; 674,408,668 and 683,139,210 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	11,744.7	11,827.9
Treasury shares, at cost; 0 and 547,136 shares as of December 31, 2022 and December 31, 2021, respectively	—	(16.9)
Accumulated other comprehensive (loss) income	(665.9)	326.7
Accumulated deficit	(5,658.9)	(1,604.4)
Total shareholders’ equity	6,812.5	11,925.9
Total Liabilities and Shareholders’ Equity	$13,944.9	$20,183.0

Consolidated Statement of Operations
(In millions, except per share data)
(unaudited)
	Three Months Ended December 31,
	2022	2021
Revenues, net	$675.3	$560.7
Operating expenses:
Cost of revenues	237.0	187.8
Selling, general and administrative costs	180.6	184.2
Depreciation and amortization	188.8	145.2
Restructuring and impairment	9.8	3.8
Goodwill impairment	0.5	—
Other operating (income) expense, net	(259.9)	7.8
Total operating expenses	356.8	528.8
Income (loss) from operations	318.5	31.9
Mark to market (gain) loss on financial instruments	(4.1)	31.9
Interest expense and amortization of debt discount, net	77.0	111.3
Income (loss) before income taxes	245.6	(111.3)
(Benefit) provision for income taxes	(77.8)	0.1
Net income (loss)	323.4	(111.4)
Dividends on preferred shares	19.1	19.1
Net income (loss) attributable to ordinary shares	$304.3	$(130.4)

Per share:
Basic	$0.45	$(0.20)
Diluted	$0.44	$(0.20)

Weighted average shares used to compute earnings per share:
Basic	674.2	654.9
Diluted	731.0	654.9

Consolidated Statement of Operations
(In millions, except per share data)
(unaudited)

	Year Ended December 31,
	2022	2021
Revenues, net	$2,659.8	$1,876.9
Operating expenses:
Cost of revenues	954.0	626.1
Selling, general and administrative costs	729.9	643.0
Depreciation and amortization	710.5	537.8
Restructuring and impairment	66.7	129.5
Goodwill impairment	4,449.1	—
Other operating (income) expense, net	(324.8)	27.5
Total operating expenses	6,585.4	1,963.9
Income (loss) from operations	(3,925.6)	(87.0)
Mark to market (gain) loss on financial instruments	(206.8)	(81.3)
Interest expense and amortization of debt discount, net	270.3	252.5
Income (loss) before income taxes	(3,989.1)	(258.2)
(Benefit) provision for income taxes	(28.9)	12.3
Net income (loss)	(3,960.2)	(270.5)
Dividends on preferred shares	75.4	41.5
Net income (loss) attributable to ordinary shares	$(4,035.6)	$(312.0)

Per share:
Basic	$(5.97)	$(0.49)
Diluted	$(6.24)	$(0.61)

Weighted average shares used to compute earnings per share:
Basic	676.1	631.0
Diluted	678.6	640.8

Consolidated Statements of Cash Flows
(In millions)
(unaudited)

	Year Ended December 31,
	2022	2021
Cash Flows From Operating Activities
Net loss	$(3,960.2)	$(270.5)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	710.5	537.8
Deferred income taxes	(54.3)	(13.3)
Share-based compensation	93.9	33.3
Restructuring and impairment, including Goodwill	4,478.5	48.2
Loss (gain) on foreign currency forward contracts	1.2	6.9
Mark to market (gain) loss on contingent shares	—	(25.1)
Mark to market (gain) loss on financial instruments	(206.8)	(81.3)
Gain on sale from divestitures	(278.5)	—
Amortization of debt issuance costs	16.4	13.2
Other operating activities	(19.5)	6.6
Changes in operating assets and liabilities:
Accounts receivable	(28.3)	(64.1)
Prepaid expenses	(17.1)	2.7
Other assets	(45.4)	27.7
Accounts payable	(24.0)	31.2
Accrued expenses and other current liabilities	(114.4)	85.9
Deferred revenues	(9.3)	0.2
Operating lease right of use assets	14.9	3.4
Operating lease liabilities	(24.5)	(25.8)
Other liabilities	(23.8)	6.8
Net cash provided by operating activities	509.3	323.8

Cash Flows From Investing Activities
Capital expenditures	(202.9)	(118.5)
Payments for acquisitions and cost method investments, net of cash acquired	(24.8)	(3,930.3)
Proceeds from divestitures, net of cash and restricted cash	285.0	4.3
Net cash provided by (used in) investing activities	57.3	(4,044.5)

Cash Flows From Financing Activities
Proceeds from issuance of debt	—	2,000.0
Proceeds from revolving credit facility	—	175.0
Redemption of Notes not exchanged	—	(157.4)
Principal payments on term loan	(321.5)	(28.6)
Repayments of revolving credit facility	(175.0)	—
Payment of debt issuance costs and discounts	(2.1)	(32.5)
Proceeds from issuance of preferred shares	—	1,392.6
Proceeds from issuance of ordinary shares	—	728.0
Proceeds from issuance of treasury shares	5.7	139.9
Repurchases of ordinary shares	(175.0)	(159.4)
Cash dividends on preferred shares	(75.4)	(18.9)

Proceeds from stock options exercised	0.9	18.6
Payments related to finance lease	(1.9)	(0.2)
Payments related to tax withholding for stock-based compensation	(14.9)	(24.9)
Net cash (used in) provided by financing activities	(759.2)	4,032.2
Effects of exchange rates	(38.2)	3.7

Net (decrease) increase in cash and cash equivalents	$(82.1)	$173.1
Net (decrease) increase in restricted cash	(148.7)	142.1
Net (decrease) increase in cash and cash equivalents, and restricted cash	(230.8)	315.2

Beginning of period:
Cash and cash equivalents	$430.9	$257.7
Restricted cash	156.7	14.7
Total cash and cash equivalents, and restricted cash, beginning of period	587.6	272.4

End of period:
Cash and cash equivalents	348.8	430.9
Restricted cash	8.0	156.7
Total cash and cash equivalents, and restricted cash, end of period	$356.8	$587.6

Supplemental Cash Flow Information:
Cash paid for interest	$251.5	$182.4
Cash paid for income tax	$63.7	$33.9
Capital expenditures included in accounts payable	$11.7	$8.7

Non-Cash Financing Activities:
Shares issued to Capri Acquisition Topco Limited	—	5,052.2
Retirement of treasury shares	(175.0)	(5,211.5)
Shares issued as contingent stock consideration associated with the DRG acquisition	—	61.6
Shares issued as contingent stock consideration associated with the CPA Global acquisition	—	43.9
Shares issued as dividends on our 5.25% Series A Mandatory Convertible Preferred Shares	—	16.1
Dividends accrued on our 5.25% Series A Mandatory Convertible Preferred Shares	6.5	6.5
Total Non-Cash Financing Activities	$(168.5)	$(31.2)

Reconciliations to Certain Non-GAAP Measures
(Amounts in tables may not sum due to rounding)

Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA represents net loss before the provision for income taxes, depreciation and amortization, interest income and expense adjusted to exclude the acquisition or disposal-related transaction costs (such costs include net income from continuing operations before provision for income taxes, depreciation and amortization and interest income and expense from divestitures), share-based compensation, mandatory convertible preferred share dividend expense, unrealized foreign currency gains (losses), transformational and restructuring expenses, acquisition-related adjustments to deferred revenues prior to the adoption of FASB ASU No. 2021-08 in 2021, non-operating income or expense, the impact of certain non-cash mark-to-market adjustments on financial instruments, legal settlements, goodwill impairment and other items that are included in net income for the period that the Company does not consider indicative of its ongoing operating performance and certain unusual items impacting results in a particular period. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by Revenues, net plus the impact of the deferred revenue purchase accounting adjustments relating to acquisitions prior to 2021.

The following table presents our calculation of Adjusted EBITDA for the three months ended and the years ended December 31, 2022 and 2021 and reconciles these measures to our Net income (loss) for the same periods:

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except percentages); (unaudited)	2022	2021	2022	2021
Net income (loss) attributable to ordinary shares	$304.3	$(130.5)	$(4,035.6)	$(312.0)
Dividends on preferred shares	19.1	19.1	75.4	41.5
Net income (loss)	323.4	(111.4)	(3,960.2)	(270.5)
Provision for income taxes	(77.8)	0.1	(28.9)	12.3
Depreciation and amortization	188.8	145.2	710.5	537.8
Interest expense and amortization of debt discount, net	77.0	111.3	270.3	252.5
Deferred revenues adjustment(1)	0.1	(0.5)	1.0	4.0
Transaction related costs(2)	6.1	38.8	14.2	46.2
Share-based compensation expense	22.3	31.8	102.2	139.6
Gain on sale from divestitures(3)	(278.5)	—	(278.5)	—
Restructuring and impairment(4)	9.8	3.8	66.7	129.5
Goodwill impairment	0.5	—	4,449.1	—
Mark-to-market (gain) loss on financial instruments(5)	(4.1)	31.9	(206.8)	(81.3)
Other(6)	36.8	5.6	(26.9)	30.3
Adjusted EBITDA	$304.4	$256.6	$1,112.7	$800.4
Adjusted EBITDA Margin	45.1%	45.8%	41.8%	42.6%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting prior to the adoption of ASU No. 2021-08, "Accounting for Contract Assets and Contract Liabilities from Contracts with Customers". This guidance was applied retrospectively to all business combinations for which the acquisition date occurs during or subsequent to 2021.

(2) Includes costs incurred to complete business combination transactions, including acquisitions, dispositions and capital market activities and include advisory, legal, and other professional and consulting costs. The year ended 2021 also includes the mark-to-market adjustment (gains) on the contingent stock consideration associated with the CPA Global and DRG acquisitions.

(3) Represents the net gain from the sale of the MarkMonitor Domain Management business.
(4) Primarily reflects costs related to restructuring and impairment associated with the One Clarivate, ProQuest and CPA Global restructuring programs.
(5) Reflects mark-to-market adjustments on financial instruments under ASC 815, Derivatives and Hedging. Warrant instruments that do not meet the criteria to be considered indexed to an entity's own stock shall be initially classified as a liability at their estimated fair values, regardless of the likelihood that such instruments will ever be settled in cash. In periods subsequent to issuance, changes in the estimated fair value of the liabilities are reported through earnings.

(6) Primarily reflects the net impact of foreign exchange gains and losses related to the re-measurement of balances and other items that do not reflect our ongoing operating performance.
Adjusted Net Income and Adjusted Diluted EPS
Adjusted Net Income is calculated using net income (loss), adjusted to exclude acquisition or disposal-related transaction costs (such costs include net income from continuing operations before the provision for income taxes, depreciation and amortization and interest income and expense from the divested business), amortization related to acquired intangible assets, share-based compensation, mandatory convertible preferred share dividend expense, unrealized foreign currency gains/(losses), transformational and restructuring expenses, acquisition-related adjustments to deferred revenues prior to the adoption of FASB ASU No. 2021-08 in 2021, the impact of certain non-cash mark-to-market adjustments on financial instruments, interest on debt held in escrow, goodwill impairment and other items that are included in net income for the period that the Company does not consider indicative of its ongoing operating performance and certain unusual items impacting results in a particular period, and the income tax impact of any adjustments. We calculate Adjusted Diluted EPS by using Adjusted Net Income divided by adjusted diluted weighted average shares for the period. The adjusted diluted weighted average shares assumed that all instruments in the calculation are dilutive.

The following tables presents our calculation of Adjusted Net Income and Adjusted Diluted EPS for the three months ended and the years ended December 31, 2022 and 2021 and reconciles these measures to our Net income (loss) and EPS for the same periods:

	Three Months Ended December 31,		Three Months Ended December 31,
	2022		2021
(in millions, except per share amounts); (unaudited)	Amount	Per Share	Amount	Per Share
Net income (loss) attributable to ordinary shares, diluted	$323.4	$0.44	$(130.4)	$(0.20)
Dividends on dilutive preferred shares(1)	(19.1)	0.01	—	—
Net income (loss) attributable to ordinary shares	304.3	0.45	(130.4)	(0.20)
Dividends on preferred shares	19.1	(0.01)	19.1	0.03
Net income (loss) and EPS	323.4	0.44	(111.4)	(0.17)
Deferred revenues adjustment(2)	0.1	—	(0.5)	—
Transaction related costs(3)	6.1	0.01	38.7	0.06
Share-based compensation expense	22.3	0.03	31.8	0.05
Amortization related to acquired intangible assets	142.5	0.19	117.4	0.18
Restructuring and impairment(4)	9.8	0.01	3.8	0.01
Goodwill impairment	0.5	—	—	—
Mark-to-market loss (gain) on financial instruments(5)	(4.1)	(0.01)	31.9	0.05
Interest on new debt held in escrow(6)	—	—	66.6	0.10
Other(7)	(241.7)	(0.32)	5.6	(0.02)
Income tax impact of related adjustments	(94.9)	(0.13)	(20.7)	(0.03)
Adjusted net income and Adjusted diluted EPS	$164.0	$0.22	$163.2	$0.23
Adjusted weighted-average ordinary shares (Diluted)	731.2		714.0

(1) Reflects the dilutive impact of mandatory convertible preferred shares under the if-converted method during the period.
(2) Reflects the deferred revenues adjustment made as a result of purchase accounting prior to the adoption of ASU No. 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. This guidance was applied retrospectively to all business combinations for which the acquisition date occurs during or subsequent to 2021.

(3) Includes costs incurred to complete business combination transactions, which was comprised of acquisitions, dispositions and capital market activities, as well as advisory, legal, and other professional and consulting costs.

(4) Primarily reflects costs related to restructuring and impairment associated with the One Clarivate, ProQuest and CPA Global restructuring programs.
(5) Reflects mark-to-market adjustments on financial instruments under ASC 815, Derivatives and Hedging. Warrant instruments that do not meet the criteria to be considered indexed to an entity's own stock shall be initially classified as a liability at their estimated fair values, regardless of the likelihood that such instruments will ever be settled in cash. In periods subsequent to issuance, changes in the estimated fair value of the liabilities are reported through earnings.

(6) Reflects interest expense incurred on secured and unsecured notes issued in 2021, while held in escrow pending the completion of the acquisition of ProQuest on December 1, 2021. Clarivate used the net proceeds to finance a portion of the purchase price and therefore considers this interest expense as part of the transaction costs associated with the acquisition.

(7) 2022 includes the $(278.5) net gain from the sale of the MarkMonitor Domain Management business. The remaining amount primarily includes the net impact of foreign exchange gains and losses related to the re-measurement of balances and other items that do not reflect our ongoing operating performance.

	Year Ended December 31,		Year Ended December 31,
	2022		2021
(in millions, except per share amounts); (unaudited)	Amount	Per Share	Amount	Per Share
Net loss attributable to ordinary shares, diluted	$(4,233.2)	$(6.24)	$(393.3)	$(0.61)
Change in fair value of private placement warrants	197.6	0.29	81.3	0.12
Net loss attributable to ordinary shares	(4,035.6)	(5.95)	(312.0)	(0.49)
Dividends on preferred shares	75.4	0.11	41.5	0.06
Net loss	(3,960.2)	(5.84)	(270.5)	(0.41)
Deferred revenues adjustment(1)	1.0	—	4.0	0.01
Transaction related costs(2)	14.2	0.02	46.2	0.07
Share-based compensation expense	102.2	0.15	139.6	0.21
Amortization related to acquired intangible assets	579.6	0.85	450.5	0.67
Restructuring and impairment(3)	66.7	0.10	129.5	0.19
Goodwill impairment	4,449.1	6.56	—	—
Mark-to-market adjustment on financial instruments(4)	(206.8)	(0.30)	(81.3)	(0.12)
Interest on debt held in escrow(5)	—	—	95.8	0.14
Other(6)	(305.4)	(0.52)	30.3	0.05
Income tax impact of related adjustments	(112.4)	(0.17)	(62.4)	(0.09)
Adjusted net income and Adjusted diluted EPS	$628.0	$0.85	$481.7	$0.72
Adjusted weighted-average ordinary shares (Diluted)	737.1		670.4

(1-6) Refer to associated line item descriptions provided for the quarter-to-date table above.

Free Cash Flow and Adjusted Free Cash Flow
Free cash flow is calculated using net cash provided by operating activities less capital expenditures. Adjusted free cash flow is calculated as free cash flow, less cash paid for restructuring and lease-exit activities, payments related to the CPA Global Equity Plan, transaction related costs, interest on debt held in escrow, debt issuance costs, and other one-time payments that the Company does not consider indicative of its ongoing operating performance.
The following table reconciles our non-GAAP free cash flow and Adjusted free cash flow measure to Net cash provided by operating activities:

	Three Months Ended December 31,		Year Ended December 31,
(in millions); (unaudited)	2022	2021	2022	2021
Net cash provided by operating activities	$136.9	$18.3	$509.3	$323.8
Capital expenditures	(46.4)	(32.3)	(202.9)	(118.5)
Free cash flow	90.5	(14.1)	306.4	205.2
Cash paid for CPA Global Equity Plan(1)	6.0	—	156.7	—
Cash paid for restructuring costs(2)	8.5	14.5	41.9	80.3
Cash paid for transaction related costs(3)	1.5	57.0	13.4	78.2
Cash paid for other costs(4)	0.6	0.1	3.4	1.6
Cash paid for debt issuance costs	—	50.0	—	57.8
Cash paid for interest held in escrow(5)	—	36.3	—	36.3
Adjusted free cash flow	$107.1	$143.8	$521.8	$459.4
(1) Includes cash funded by a trust related to CPA Global Equity Plan payout upon vesting.
(2) Reflects cash payments for costs primarily related to restructuring and lease-exit activities associated with the One Clarivate, ProQuest and CPA Global restructuring programs.
(3) Includes cash paid for costs incurred to complete business combination transactions, which are comprised of acquisitions, dispositions and capital market activities, as well as advisory, legal, and other professional and consulting costs.

(4) Includes cash paid for other costs that do not reflect our ongoing operating performance.
(5) Reflects the portion of cash paid on interest expense incurred on secured and unsecured notes issued in 2021, while held in escrow pending the completion of the acquisition of ProQuest on December 1, 2021. Clarivate used the net proceeds to finance a portion of the purchase price and therefore considers this interest expense as part of the transaction costs associated with the acquisition.

Required Reported Data
Standalone Adjusted EBITDA
We are required to report Standalone Adjusted EBITDA, which is identical to Consolidated EBITDA and EBITDA as such terms are defined under our credit facilities, dated as of October 31, 2019, and the indentures governing our secured notes due 2026 issued by Camelot Finance S.A. and guaranteed by certain of our subsidiaries, and the indentures governing the secured and unsecured notes issued by Clarivate Science Holdings Corporation in August 2021, respectively. In addition, the credit facilities and the indentures contain certain restrictive covenants that govern debt incurrence and the making of restricted payments, among other matters. These restrictive covenants utilize Standalone Adjusted EBITDA as a primary component of the compliance metric governing our ability to undertake certain actions otherwise proscribed by such covenants. Standalone Adjusted EBITDA reflects further adjustments to Adjusted EBITDA for cost savings already implemented.
Because Standalone Adjusted EBITDA is required pursuant to the terms of the reporting covenants under the credit facilities and the indentures and because this metric is relevant to lenders and noteholders, management considers Standalone Adjusted EBITDA to be relevant to the operation of its business.
Standalone Adjusted EBITDA is calculated under the credit facilities and the indentures by using our Consolidated Net Loss for the trailing 12-month period (defined in the credit facilities and the indentures as our U.S. GAAP net income adjusted for certain items specified in the credit facilities and the indentures) adjusted for items including: taxes, interest expense, depreciation and amortization, non-cash charges, including goodwill impairment, expenses related to capital markets transactions, acquisitions and dispositions, restructuring and business optimization charges and expenses, consulting and advisory fees, run-rate cost savings to be realized as a result of actions taken or to be taken in connection with an acquisition, disposition, restructuring or cost savings or similar initiatives, “run rate” expected cost savings, operating expense reductions, restructuring charges and expenses and synergies related to the transition projected by us, costs related to any management or equity stock plan, other adjustments that were presented in the offering memorandum used in connection with the issuance of the secured notes due in 2026 and earnout obligations incurred in connection with an acquisition or investment.

The following table bridges Net loss to Adjusted EBITDA to Standalone Adjusted EBITDA, as Adjusted EBITDA reflects a substantial portion of the adjustments that comprise Standalone Adjusted EBITDA for the period presented:

(in millions); (unaudited)	Year Ended December 31, 2022
Net loss attributable to ordinary shares	$(4,035.6)
Dividends on preferred shares	75.4
Net loss	(3,960.2)
Provision for income taxes	(28.9)
Depreciation and amortization	710.5
Interest expense and amortization of debt discount, net	270.3
Deferred revenues adjustment(1)	1.0
Transaction related costs(2)	14.2
Share-based compensation expense	102.2
Gain on sale from divestitures(3)	(278.5)
Restructuring and impairment(4)	66.7
Goodwill impairment	4,449.1
Mark-to-market (gain) loss on financial instruments(5)	(206.8)
Other(6)	(26.9)
Adjusted EBITDA	$1,112.7
Realized foreign exchange gain	(14.3)
Cost savings(7)	41.2
Standalone Adjusted EBITDA	$1,139.6

(1-6) Refer to associated line item descriptions provided for the Adjusted EBITDA table for the year ended December 31, 2022 above.
(7) Reflects the estimated annualized run-rate cost savings, net of actual cost savings realized, related to restructuring and other cost savings initiatives undertaken during the period (exclusive of any cost reductions in our estimated standalone operating costs), including synergies related to acquisitions.

The foregoing adjustment (7) is an estimate and is not intended to represent pro forma adjustments presented within the guidance of Article 11 of Regulation S-X. Although we believe the estimate is reasonable, actual results may differ from the estimate, and any difference may be material. See cautionary statement regarding Forward-Looking Statements.

Annualized Contract Value (“ACV”) represents the annualized value for the next 12 months of subscription-based client license agreements, assuming that all expiring license agreements during that period are renewed at their current price level. We calculate ACV on a constant currency basis to exclude the effect of foreign currency fluctuations. The following table presents our Annualized Contract Value (“ACV”) as of the periods indicated.

	December 31,		Change
(in millions, except percentages); (unaudited)	2022	2021	2022 vs. 2021(1)
Annualized Contract Value	$1,581.9	$1,611.8	(1.9)%
(1) The change in ACV is primarily due to the acquisition of ProQuest in December 2021 and the disposition of MarkMonitor in October 2022, supplemented by organic ACV growth of 2.6%.

The following tables present the amounts of our subscription, re-occurring and transactional and other revenues, including as a percentage of our total revenues, for the periods indicated, as well as the drivers of the variances between periods.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
	Three Months Ended December 31,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitions	Disposals	FX Impact	Organic
(in millions, except percentages); (unaudited)	2022	2021
Subscription revenues	$399.1	$305.5	$93.6	30.6%	36.6%	(3.9)%	(4.5)%	2.5%
Re-occurring revenues	112.7	119.6	(6.9)	(5.8)%	—%	—%	(8.3)%	2.5%
Transactional and other revenues	163.6	135.1	28.5	21.1%	29.5%	(0.5)%	(2.0)%	(5.9)%
Deferred revenues adjustment(1)	(0.1)	0.5	(0.6)	(120.0)%	(120.0)%	—%	—%	—%
Revenues, net	$675.3	$560.7	$114.6	20.4%	26.9%	(2.2)%	(4.7)%	0.5%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting prior to the adoption of ASU No. 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. In the fourth quarter of 2021, Clarivate adopted ASU No. 2021-08 which allows an acquirer to account for the related revenue contracts in accordance with ASC 606, Revenue from Contracts with Customers, as if it had originated the contracts. This guidance was applied retrospectively to all business combinations for which the acquisition date occurs during or subsequent to 2021.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
	Year Ended December 31,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitions	Disposals	FX Impact	Organic
(in millions, except percentages); (unaudited)	2022	2021
Subscription revenues	$1,619.8	$1,034.4	$585.4	56.6%	59.2%	(1.1)%	(4.9)%	3.4%
Re-occurring revenues	441.9	453.2	(11.3)	(2.5)%	—%	—%	(7.7)%	5.2%
Transactional and other revenues	599.1	393.3	205.8	52.3%	58.3%	(0.2)%	(3.1)%	(2.7)%
Deferred revenues adjustment(1)	(1.0)	(4.0)	3.0	75.0%	75.0%	—%	—%	—%
Revenues, net	$2,659.8	$1,876.9	$782.9	41.7%	45.0%	(0.7)%	(5.2)%	2.6%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting prior to the adoption of ASU No. 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. In the fourth quarter of 2021, Clarivate adopted ASU No. 2021-08 which allows an acquirer to account for the related revenue contracts in accordance with ASC 606, Revenue from Contracts with Customers, as if it had originated the contracts. This guidance was applied retrospectively to all business combinations for which the acquisition date occurs during or subsequent to 2021.

The following tables and the discussion that follows present our revenues by Segment for the periods indicated, as well as the drivers of the variances between periods, including as a percentage of such revenues.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
	Three Months Ended December 31,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitions	Disposals	FX Impact	Organic
(in millions, except percentages); (unaudited)	2022	2021
Academia and Government	$328.5	$186.1	$142.4	76.5%	77.9%	—%	(3.9)%	2.5%
Life Sciences and Healthcare	124.9	122.2	2.7	2.2%	5.5%	—%	(2.6)%	(0.7)%
Intellectual Property	222.0	251.9	(29.9)	(11.9)%	—%	(5.0)%	(6.4)%	(0.5)%
Deferred revenues adjustment(1)	(0.1)	0.5	(0.6)	(120.0)%	(120.0)%	—%	—%	—%
Revenues, net	$675.3	$560.7	$114.6	20.4%	26.9%	(2.2)%	(4.7)%	0.5%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting prior to the adoption of ASU No. 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. In the fourth quarter of 2021, Clarivate adopted ASU No. 2021-08 which allows an acquirer to account for the related revenue contracts in accordance with ASC 606 Revenue from Contracts with Customers, as if it had originated the contracts. This guidance was applied retrospectively to all business combinations for which the acquisition date occurs during or subsequent to 2021.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
	Year Ended December 31,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitions	Disposals	FX Impact	Organic
(in millions, except percentages); (unaudited)	2022	2021
Academia and Government	$1,280.1	$489.4	$790.7	161.6%	164.7%	—%	(4.9)%	1.8%
Life Sciences and Healthcare	452.6	413.3	39.3	9.5%	8.6%	—%	(3.2)%	4.1%
Intellectual Property	928.1	978.2	(50.1)	(5.1)%	—%	(1.3)%	(6.1)%	2.3%
Deferred revenues adjustment(1)	(1.0)	(4.0)	3.0	75.0%	75.0%	—%	—%	—%
Revenues, net	$2,659.8	$1,876.9	$782.9	41.7%	45.0%	(0.7)%	(5.2)%	2.6%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting prior to the adoption of ASU No. 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. In the fourth quarter of 2021, Clarivate adopted ASU No. 2021-08 which allows an acquirer to account for the related revenue contracts in accordance with ASC 606 Revenue from Contracts with Customers, as if it had originated the contracts. This guidance was applied retrospectively to all business combinations for which the acquisition date occurs during or subsequent to 2021.

The following table presents our calculation of Revenues, net for the 2023 outlook:

			Variance Increase / (Decrease)		Percentage of Factors Increase / (Decrease)
	Year Ending December 31,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitions	Disposals	FX Impact	Organic
(in millions)	2023 Outlook mid-point	2022
Revenues, net	$2,680	$2,660	$20	0.8%	—%	(2.4)%	(0.1)%	3.3%

The following table presents our calculation of Adjusted EBITDA for the 2023 outlook and reconciles this measure to our Net income (loss) for the same period:

	Year Ending December 31, 2023 (Forecasted)
(in millions)	Low	High
Net loss attributable to ordinary shares	$(207)	$(147)
Dividends on preferred shares(1)	75	75
Net loss	(131)	(71)
Provision for income taxes	70	70
Depreciation and amortization	720	720
Interest expense and amortization of debt discount, net	286	286
Restructuring and impairment(2)	25	25
Share-based compensation expense	130	130
Adjusted EBITDA	$1,100	$1,160
Adjusted EBITDA margin	42.0%	42.5%

(1) Dividends on our mandatory convertible preferred shares (“MCPS”) are payable quarterly at an annual rate of 5.25% of the liquidation preference of $100 per share. For the purposes of calculating net loss attributable to Clarivate, we have excluded the accrued and anticipated MCPS dividends.

(2) Primarily reflects restructuring costs expected to be incurred in 2023 associated with the ProQuest acquisition restructuring program.

The following table presents our calculation of Adjusted Diluted EPS for the 2023 outlook and reconciles this measure to our Net income (loss) per share for the same period:

	Year Ending December 31, 2023 (Forecasted)
	Low	High
	Per Share	Per Share
Net loss attributable to ordinary shares	$(0.28)	$(0.20)
Dividends on preferred shares(1)	0.10	0.10
Net loss	(0.18)	(0.10)
Restructuring and impairment(2)	0.03	0.03
Share-based compensation expense	0.18	0.18
Amortization related to acquired intangible assets	0.77	0.77
Other	(0.01)	0.01
Income tax impact of related adjustments	(0.05)	(0.05)
Adjusted Diluted EPS	$0.75	$0.85
Adjusted weighted-average ordinary shares (Diluted)(3)	740 million

(1) Dividends on our mandatory convertible preferred shares (“MCPS”) are payable quarterly at an annual rate of 5.25% of the liquidation preference of $100 per share. For the purposes of calculating net loss attributable to Clarivate, we have excluded the accrued and anticipated MCPS dividends.

(2) Primarily reflects restructuring costs expected to be incurred in 2023 associated with the ProQuest acquisition restructuring program.
(3) For the purposes of calculating adjusted earnings per share, the Company has excluded the accrued and anticipated MCPS dividends and assumed the “if-converted” method of share dilution.

The following table presents our calculation of Free cash flow for the 2023 outlook and reconciles this measure to our Net cash provided by operating activities for the same period:

	Year Ending December 31, 2023 (Forecasted)
(in millions)	Low	High
Net cash provided by operating activities	$690	$790
Capital expenditures	(240)	(240)
Free cash flow	$450	$550

Media Contact:
Amy Bourke-Waite, Senior Director, Corporate Communications
newsroom@clarivate.com
Investor Relations Contact:
Mark Donohue, Vice President, Investor Relations
investor.relations@clarivate.com
215-243-2202